Exhibit 99.1

1847 Goedeker Announces Second Quarter 2021 Results

Achieved Combined Proforma Revenue of $140.1 Million, Representing 53.1% Year-Over-Year Growth

Combined Proforma Net Income was $17.3 Million and Combined Proforma Adjusted EBITDA was $15.2 Million

Guides Full-Year Proforma Revenue of $520 Million to $550 Million and Full-Year Proforma Gross Margin of 22.5% to 24.5%

BALLWIN, Mo., August 12, 2021 -- 1847 Goedeker Inc. (NYSE American: GOED) (“Goedekers” or the “Company”), one of the largest specialty ecommerce players in the U.S. household appliances market, today reported financial results, including proforma and GAAP financial results, for the second quarter and six months ended June 30, 2021. As previously disclosed on June 2, 2021, the Company closed its acquisition of Appliances Connection during the reporting period.

Proforma Financial Highlights

Second Quarter

●	Proforma net product sales were $140.1 million for second quarter 2021, compared to $91.5 million for second quarter 2020.

●	Proforma gross profit was $33.3 million (23.7% margin) for the quarter compared to $18.8 million (20.5% margin) for second quarter 2020.

●	Proforma net income for the second quarter of $17.3 million, or $0.16 per diluted common share, compared to $800,000, or $0.01 per diluted common share for second quarter 2020.

●	Adjusted proforma EBITDA was $15.2 million (10.8% margin).

First Half

●	Proforma net product sales for the six-month period of $263.1 million, compared to $158.2 million for the same period in 2020.

●	Proforma gross profit totaled $65.4 million (24.9% margin) for the six months ended June 30, 2021 compared to $31.4 million (19.8% margin) for the prior year period.

●	Proforma net income for the six months ended June 30, 2021 of $33.0 million, compared to pro forma net income for the prior year period of $3.4 million.

●	Adjusted proforma EBITDA $33.6 million (12.8% margin).

GAAP Financial Highlights

Second Quarter

●	Net product sales were $64.1 million for the second quarter, compared to $15.3 million for the second quarter 2020.

●	Gross profit totaled $13.1 million for the quarter, compared to $2.6 million for the second quarter 2020.

●	Net income for the second quarter was $4.0 million, or $0.09 per diluted common share, compared to a net loss $5.0 million for the second quarter of 2020, and included an income tax benefit $8.0 million.

●	Cash and cash equivalents of $45.2 million, excluding $8.4 million in restricted cash.

Doug Moore, Chief Executive Officer and Director, commented:

“We believe our strong second quarter proforma results reinforce the many operational benefits and synergies presented by the Appliances Connection acquisition. Now that the transaction is closed, we are well-positioned to scale and aggressively pursue our intermediate-term goal of achieving $1 billion in annual revenue. We have been focused on expeditiously integrating the businesses and implementing our six-point strategy for achieving consistent, profitable growth. Our fortified management team, which includes major stockholders Albert Fouerti, who is also a director, and Elie Fouerti, has been working on expanding the Company’s fulfillment network footprint, integrating new technology into the supply chain, negotiating optimal terms with vendors and suppliers, and taking other steps to create a seamless ecommerce experience for customers.

Along with record sales, we continued improving fill rates during the second quarter and hit 76.1% in June, up from 61.4% in June 2020. While the pandemic continues to cause certain delays in receiving inventory, we are leveraging our increased scale to obtain better treatment from suppliers and sustain fill rate improvements.  We know that backing up a smooth ecommerce experience with strong fulfillment and supply chain execution is critical to attracting and retaining customers.”

Additional Highlights

●	Successfully completed a public offering of units consisting of common stock and warrants, which raised net proceeds of $190.5 million on June 2, 2021.

●	Leveraged long-standing and new vendor and supplier relationships to reach more than 57,000 SKUs.

●	Expanded from one point of distribution to two – St. Louis and New Jersey – to facilitate flexible national order fulfilment.

●	Initiated a strategic, unified rebranding process targeted for roll out in 2022.

●	Completed an asset purchase with Appliance Gallery, a highly regarded Florida-based luxury appliance retailer, on June 29, 2021.

Please note that Goedeker has released a new investor presentation to highlight its strategy, market opportunity and aligned leadership team, which can be found at https://investor.goedekers.com/events-and-presentations.

Guidance

With respect to our outlook, we expect full year revenue on a proforma basis to be between $520 million and $550 million, full year gross margin on a proforma basis to be between 22.5% to 24.5% and full year proforma adjusted EBITDA margins to be between 9.5% to 11%.

Webcast and Conference Call

The Company will host a conference call and webcast to discuss its second quarter and six months ended June 30, 2021, financial results today at 8:00 a.m. ET. Management presenters on the call will include Doug Moore, CEO; Maria Johnson, CFO and Bob Barry, CAO. Shareholders and other interested parties may participate in the conference call by dialing 1-877-317-6789 (U.S. Toll-Free) or 1-412-317-6789 (International) a few minutes before the scheduled start time, or listen live online at https://investor.goedekers.com. If you are unable to participate during the live webcast, the call will be recorded and later made available on the Company’s website.

About 1847 Goedeker Inc.

1847 Goedeker Inc. is an industry leading e-commerce destination for appliances, furniture, and home goods. Through its June 2021 acquisition of Appliances Connection, Goedekers created one of the largest pure-play online retailers of household appliances in the US. With warehouse fulfillment centers in the Northeast and Midwest, as well as showrooms in Brooklyn, New York, and St. Louis, Missouri, Goedekers is a respected nationwide omnichannel retailer that offers one-stop shopping for national and global brands. Goedekers and Appliances Connection carry many household name-brands, including Bosch, Cafe, Frigidaire Pro, Whirlpool, LG, and Samsung, and also carry many major luxury appliance brands such as Miele, Thermador, La Cornue, Dacor, Ilve, Wolf, Jenn-Air, Viking among others and sell furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients. Learn more at www.Goedekers.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on 1847 Goedeker Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” of the reports that we file with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and 1847 Goedeker Inc. undertakes no duty to update such information except as required under applicable law.

Non-GAAP Financial Measures

The Company believes the non-GAAP financial measures presented in this press release will help investors understand the financial condition and operating results of the combined company and assess the Company’s future prospects. The Company believes these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

The Company recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

The non-GAAP financial measure used in this press release is Adjusted EBITDA. The Company defines Adjusted EBITDA as net loss before income taxes, depreciation and amortization, financing costs, interest expense, sales tax accrual and one-time non-operational events. Adjusted EBITDA is not measures calculated in accordance with GAAP, and they should not be considered an alternative to any financial measures that were calculated under U.S. GAAP. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of the operations of the combined company on a consistent basis from period to period and provide an additional understanding of factors and trends affecting the business of the combined company. Adjusted EBITDA may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently.

The reconciliation of Adjusted EBITDA to net income for the Company (on a pro forma basis) is provided below (in millions):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
NET INCOME	$17.3	$32.9
ADJUSTMENTS
Income taxes	(7.3)	(5.6)
Depreciation and amortization	0.3	0.5
Financing costs	0.1	0.1
Interest expense	1.0	1.5

EBITDA	11.5	29.4
Acquisition expenses	0.5	1.0
Loss on extinguishment of debt	1.8	1.8
Loss on abandonment of Right of Use asset	1.4	1.4

ADJUSTED EBITDA	$15.2	$33.6

Contacts:

Goedeker Investor Relations
IR@goedekers.com

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